Exhibit 99.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 19th day of August, 2008, by and between ArQule, Inc., a Delaware corporation (the “Company”), and Paolo Pucci (the “Purchaser”).

WHEREAS, pursuant to Section 4.5 of the Employment Agreement, by and between the Company and the Purchaser, dated April 15, 2008, the Purchaser was entitled to receive a cash signing bonus in the amount of $200,000.00 (the “Bonus”), payable on the Company’s next regular payroll following commencement of his employment with the Company;

WHEREAS, the Purchaser agreed to postpone receipt of the Bonus and agreed to use the Bonus to purchase shares of the Company’s common stock, $0.01 par value (“Common Stock”); and

WHEREAS, the Board of Directors of the Company, including the independent members of its Compensation Committee, authorized the purchase by the Purchaser of a number of shares of Common Stock (the “Securities”) equivalent in value to the Bonus, less applicable taxes withheld, with the price per share to be the closing price of a share of Common Stock on the NASDAQ National Market on the date hereof (the “Pricing Date”);

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

1.             Purchase and Sale of Stock.  The Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to the Purchaser the Securities, with the price per share to be determined on the Pricing Date.

2.             Issuance of Stock.  Within two (2) business days of the Pricing Date, the Company shall request its stock transfer agent to issue a duly executed certificate evidencing the Securities in the name of the Purchaser.

3.             Investment Representations.  In connection with the purchase of the Securities, the Purchaser represents to the Company the following:

a.             The Purchaser is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the United States Securities Act of 1933, as amended (the “Securities Act”), as presently in effect.

b.             The Purchaser is obtaining such Securities solely for his own account and beneficial interest for investment and not for sale or with a view to, or for resale in connection with, the distribution thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Securities, and does not presently have any reason to anticipate a change in such intention.

c.             The Purchaser has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risk of an investment in the Securities and is able to bear the economic risk of such investment.

d.             The Purchaser understands that the Securities are characterized as “restricted securities” under the Securities Act, inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, the Purchaser represents that he is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Purchaser understands that the Company is not obligated to register the Securities.  The Purchaser also understands that the certificates evidencing the Securities will bear the legend set forth below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR HIS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH SECURITIES.  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (II) IN COMPLIANCE WITH RULE 144 UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR (III) UPON THE DELIVERY TO ARQULE, INC., (THE “COMPANY) OF AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/ OR COMPLIANCE IS NOT REQUIRED.

e.             The Purchaser is aware of his reporting obligations under Section 16(a) of the Securities Exchange Act of 1934, as amended.

4.             Release.  Upon execution of this Agreement, the Purchaser does hereby confirm that, in accordance with his instructions, the Bonus has been applied to the purchase price of the Securities and required withholding of applicable income taxes and upon receipt of the Securities releases, and forever discharges the Company from its obligation to make payment of the Bonus.

5.             Miscellaneous.

a.             Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon the Purchaser, the Purchaser’s successors, and assigns.

b.             Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

c.             Further Execution.  The parties agree to take all such further action (s) as may reasonably be necessary to carry out and consummate the transactions contemplated by this Agreement as soon as practicable, and to take whatever steps may be necessary to qualify the issuance of the Securities and to comply with other requirements of applicable law and regulations.

d.             Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral.  This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

e.             Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

f.              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

ARQULE, INC.

By:	/s/Robert J. Weiskopf
Name:	Robert J. Weiskopf
Title:	Vice President of Finance,
Corporate Controller and Treasurer

PURCHASER:

/s/ Paolo Pucci
Name: Paolo Pucci